QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

Subsidiaries of Registrant

Name	Jurisdiction of Incorporation
KGen Partners LLC	Delaware
KGen LLC	Delaware
KGen Power Management Inc.	Delaware
KGen Murray I and II LLC	Delaware
KGen Hinds LLC	Delaware
KGen Hot Spring LLC	Delaware
KGen Sandersville LLC	Delaware

QuickLinks

Subsidiaries of Registrant